Exhibit 99.6

RSC/URI Merger Sales Team Communication Plan This is a merger of the two largest and best-run equipment rental companies in North America. Enhances both companies' ability to serve customers through enhanced geographic coverage and complementary products and expertise. Both organizations share customer-focused values. Will continue this, 'doing what we do best'. With the developing market recovery, timing is right for both organizations to combine forces. The transition is expected to take several months to complete, with completion expected some time in 2Q 2012.

Customer Benefits of Merger Creates the largest and best-run rental company in the industry Takes the lead in consolidating the industry Leverages the best practices/processes from both companies Shared focus on customer service and putting customers first Provides unparalleled geographic coverage through a significant combined footprint. ~1,000 locations provide near complete North American coverage Locations 48 U.S. states and 10 Canadian provinces Strengthens our ability to serve customers across industries and sectors, with complementary product offerings that round out both companies Combined fleet of $7 billion (original equipment cost) National and Key Account capabilities Significantly enhanced customer offering: URI strengths in Temperature Control, Trenching & Shoring, Pump & Power RSC strengths in Total Control, Tools Business, Industrial Expertise & On-sites

3 Employee Benefits of Merger Resources of a larger company create additional opportunity Career growth Increased breadth and depth of opportunities "Best of both worlds" New company will leverage strengths of both organizations and be even stronger Be part of the clear industry leader Take pride in what you helped build Employees have built RSC into the company it is today, enabling this opportunity Chance for RSC employees to contribute expertise to a new organization Shared customer and employee focused values Desire to be the best place to work Commitment to excellent customer service

Processes and Timing Transaction will take several months to finalize Regulatory and shareholder approvals Minimal changes expected prior to closing Anticipated closing some time in 2Q 2012 Business as usual Remain separate company prior to closing, treat United no different than we do today Continue to compete as we do today, keep winning! No sharing customer or pricing info Clarify to customers who ask (or are being told otherwise), that nothing should change until close. Transaction is subject to regulatory and shareholder approvals Communication Customer letter going out week of Dec 19th. You should reach out to your key customers immediately to personally let them know and to calm any fears they have We are in the early stages of the transition, and as information becomes available we will share it with our employees. Email questions to CEOchat@rscrental.com; answers posted to RSCVillage.org